CARTER LEDYARD & MILBURN LLP
                          2 WALL STREET
                       NEW YORK, NY 10005


June 3, 2008

First Trust Portfolios L.P.
1001 Warrenville Road
Lisle, Illinois 60532

The Bank of New York
Unit Investment Trust Office
101 Barclay Street, Fl. 20W
New York, New York 10286

Attention: Ms. Rosalia A. Koopman
           Managing Director

               Re:  FT 1730

Ladies and Gentlemen:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in the series identified as FT 1730 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated December 9, 2003, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, FTP Services LLC, as FTPS Unit Servicing Agent, and The Bank of New York as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture. Holders of Units are referred to herein as "Unitholders".

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the factual assumptions and the matters of law set forth therein.

     You have informed us, and we have assumed that the assets of the Trust will consist exclusively of shares in entities each of which is taxed as a regulated investment company (each a "RIC" and collectively, the "RICs") for federal income tax purposes (the "RIC shares"). We have also assumed that the assets of the RICs will include interest-bearing obligations issued by or on behalf of the State of New York or political subdivisions thereof or United States possessions, the interest on which is excludable from gross income for federal income tax purposes and from taxable income for purposes of the personal income tax imposed by
Article 22 of the New York State Tax Law (the "State Personal Income Tax") and the personal income tax imposed by the City of New York under Section 11-1701 of the Administrative Code of the City of New York (the "City Personal Income Tax") (collectively, the "Bonds"). This opinion does not address the taxation of persons other than full-time residents of the State of New York and New York City.

     Based upon the foregoing, and upon the existing laws of the State of New York and the City of New York, administrative interpretations thereof and court decisions as of the date hereof, we are of the opinion that:

     (a) The Trust will not constitute an association taxable as a corporation under the relevant tax laws of the State and City of New York, and accordingly will not be subject to the New York State franchise tax imposed on domestic and foreign corporations by Article 9-A of the New York State Tax Law (the "State Corporate Tax").

     (b) The Trust will not be subject to taxation on its income under the State Personal Income Tax.

     (c) The Trust will not be subject to the unincorporated business tax (the "City Unincorporated Business Tax") imposed by
Section 11-503 of the Administrative Code of the City of New York
(the "Administrative Code").

     (d) The Trust will not be subject to the general corporation tax imposed by the City of New York on domestic and foreign corporations under Section 11-603 of the Administrative
Code (the "City Corporate Tax").

     (e) The Trust will not be subject to taxation on its income under the City Personal Income Tax.

     (f) Exempt-interest dividends paid by the RICs to the Trust and distributed to Unitholders that are excluded from gross income for federal income tax purposes and that are attributable to interest on the Bonds will be excluded from taxable income for purposes of the State Personal Income Tax and the City Personal Income Tax.

     (g) Distributions paid by the RICs to the Trust and distributed to Unitholders, other than exempt-interest dividends attributable to interest on the Bonds, will generally not be excluded from taxable income for purposes of the State Personal
Income Tax and the City Personal Income Tax.

     (h) Each Unitholder of the Trust will generally recognize gain or loss for purposes of the State Personal Income Tax and the City Personal Income Tax if the Trustee disposes of a RIC Share (whether by redemption, sale or otherwise) or when a Unitholder redeems or sells Units of the Trust, to the extent that such a transaction results in a recognized gain or loss to such Unitholder for federal income tax purposes.

     We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-150702) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                              Very truly yours,



                              CARTER LEDYARD & MILBURN LLP


SFL:dsp